AMENDED SCHEDULE A

to the

Master Services Agreement

between

Conestoga Funds

and

Ultimus Fund Solutions, LLC

Dated February 29, 2016

Fund Portfolio(s)

Conestoga Small Cap Fund

Conestoga SMid Cap Fund

Conestoga Mid Cap Fund

The parties duly executed this Amended Schedule A as of June 30, 2021.

	Conestoga Funds		Ultimus Fund Solutions, LLC

By:	/s/ Robert M. Mitchell	By:	/s/ David James
Name:	Robert M. Mitchell	Name:	David James
Title:	Chief Executive Officer	Title:	Executive Vice President, and Chief Legal & Risk Officer